EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of February 28, 2005, between OMNICORDER TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and the Executive identified on Exhibit A attached hereto (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

         WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;


         NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.  APPOINTMENT AND TERM

         Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period commencing on the date hereof (the "Commencement Date") and ending on the date (the "Expiration Date") set forth in Exhibit A, unless the parties mutually agree in writing upon a later date.

2.  DUTIES

         (a) During the term of this Agreement, the Executive shall be employed in the position set forth in Exhibit A and shall, unless prevented by incapacity, devote all of his business time, attention and ability during normal corporate office business hours to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the "Board"), such duties to be consistent with his position. The Executive shall obey the lawful directions of the Board, and shall use his diligent efforts to promote the interests of the Company and to maintain and promote the reputation thereof. Beginning on the date of the commencement of his employment, the Executive will be appointed as an interim member of the Board and will be nominated to be elected to the Board at the next general meeting of shareholders.

         (b) The Executive shall not during his term of employment (except as a representative of the Company or with the consent in writing of the Board) be directly or indirectly engaged, concerned or interested in any other business activity (including, but not limited to, as an employee, consultant or director), except through ownership of an interest of not more than 2% in any entity that does not compete with the Company with the exception of Stinger Industries LLC, (a/k/a Stinger Medical), provided it does not impair the ability of the Executive to discharge fully and faithfully his duties hereunder.

         (c) Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations. The Executive recognizes that his primary and paramount responsibility is to the Company.

         (d) The Executive shall be based in Suffolk County, New York, or any other location subsequently designated by the Board as the Company's headquarters, except for required travel on the Company's business.

3.  REMUNERATION

         (a) As compensation for his services pursuant hereto, the Executive shall be paid a base salary during the first year of his employment hereunder at the annual rate set forth in Exhibit A. This amount shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.

         (b) Except as provided above, in Exhibit A and in Sections 4 and 6 hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.

4.  HEALTH INSURANCE AND OTHER FRINGE BENEFITS

         The Executive shall be entitled to participate in regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to, medical, hospitalization and disability insurance and life insurance that are substantially consistent with the programs of the Company in effect prior to the Commencement Date.

5.  VACATION

         The Executive shall be entitled to the number of weeks of vacation set forth in Exhibit A (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken may be carried forward to a maximum of two weeks. The maximum vacation taken in one year will be eight weeks. In the event of severance from the Company, four weeks is the maximum liability for the Company.

6.  REIMBURSEMENT FOR EXPENSES

         The Executive shall be reimbursed for reasonable documented business expenses incurred in connection with the business of the Company in accordance with practices and policies established by the Company. This will include actual temporary housing expenses not to exceed $2000 per month until December 31, 2005. The Executive and the Company agree that it will be a priority to determine the optimum location of the Company and that it is in the best interest of both parties to resolve this question as soon as practicable. In the event that unforeseen circumstances delay this process, a fair and equitable extension of the above stated timing shall be negotiated in good faith. If the headquarters of Company is to remain in Suffolk

County, New York, or moved to a location that is not within a reasonable commute from the Executive's current residence, the Executive will relocate his residence and the Company will separately offer and negotiate a fair and equitable relocation package.

7.  TERMINATION

         (a) This Agreement shall terminate in accordance with the terms of
Section 7(b) hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9.

         (b) This Agreement shall terminate on the Expiration Date; or as follows:

             (i) Upon the written notice to the Executive by the Company at any time, because of (w) the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive related to or affecting the performance of his duties, (x) the Executive's continuing and intentional breach, non-performance or non-observance of any of the terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default as soon as practicable (but in any event within ten (10) business days following written notice from the Company), (y) the conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition, personnel or prospects of the Company (within each category, taken as a whole), but only after notice by the Company of such conduct and the failure of the Executive to cure same as soon as practicable (but in any event within ten (10) business days following written notice from the Company), or (z) upon the Executive's conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company.


             (ii) In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder for a period of more than 60 consecutive days, or for more than a total of 90 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 61st consecutive day, or the 91st day, as the case may be. The Executive agrees, in the event of any dispute under this Section 7(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the Suffolk County or Nassau County, New York area selected by the Board, and reasonably acceptable to the Executive.


             (iii) In the event the Executive dies while employed pursuant hereto, on the day in which his death occurs.


         (c) If this Agreement is terminated pursuant to Section 7(b), the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein; provided that, in the case of termination pursuant to Section 7(b)(ii), the Executive will receive his then current salary until such time (but not more than 120 days after such disability) as payments begin under any disability insurance plan of the Executive.

         (d) In the event the Company chooses not to enter into any agreement or amendment extending the Executive's employment beyond the Expiration Date, the Company agrees to provide Executive at least 75 days prior written notice of such determination (which notice may be given either prior to or after such Expiration Date, but if notice is given any later than 75 days prior to the Expiration Date, then the term of this Agreement shall be extended until the date which is 75 days after the date such notice is given), during which time the Executive may seek alternative employment while still being employed by the Company.

         (e) If there is a Change of Control (as defined below), and subsequent thereto the Executive's employment with the Company terminates at any time within six months after such Change of Control for reasons other than as provided in Section 7(b)(i), then (i) the Company shall pay to the Executive a lump sum amount equal to 90% of the balance of the payments due to the Executive (at the Executive's then current compensation pursuant to Section 3(a)), plus any other amounts payable to the Executive, (ii) except as set forth in Sections 8 and 9 hereof, the Executive and the Company shall thereupon each be released from all further obligations to each other and (iii) the Executive shall be entitled to benefits as defined in Section 4 for the remaining term of the Agreement.. A Change of Control shall be deemed to have occurred at such time as any person, other than the Company, its existing shareholders or any of its or their affiliates on the date hereof, purchases the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company. In the event of a Change of Control, all options granted to the Executive will vest upon the date of the Change of Control.

         (f) The Executive is an "at will" employee and the Company shall have no obligation to actually utilize the Executive's services. If the Company elects not to use the Executive's services at any time, the Company's obligations to the Executive shall be satisfied, in all respects, by the payment to the Executive for the balance of the term of the Executive's employment under this Agreement, the compensation provided in Section 3, plus any other amounts payable to the Executive, subject to adjustment as described below. During such remaining term of employment, the Executive shall be entitled to seek other employment provided that such employment would not violate the terms of this Agreement, including Sections 8 and 9 hereof; and the seeking of such employment shall not be deemed a violation of this Agreement. At any time at which the Company elects not to use the Executive's services, (i) the Company shall pay to the Executive a lump sum amount equal to 90% of the balance of the payments due to the Executive (at the Executive's then current compensation pursuant to Section 3(a)), plus any other amounts payable to the Executive, (ii) except as set forth in Sections 8 and 9 hereof, the Executive and the Company shall thereupon each be released from all further obligations to each other and (iii) the Executive shall be entitled to benefits as defined in Section 4 for the remaining term of the Agreement.

         (g) The Executive may terminate his employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the written consent of the Executive, a reasonable determination by the Executive that any of the following has occurred: (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including titles and reporting requirements, authority, duties or responsibilities as contemplated by Section 2 hereof), or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or (ii) any failure by the Company to comply with any of the provisions of this Agreement applicable to it, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after notice thereof from the Executive. If the Executive terminates his employment for Good Reason, (i) the Company shall pay to the Executive a lump sum amount equal to 90% of the balance of the payments due to the Executive (at the Executive's then current compensation pursuant to Section 3(a)), plus any other amounts payable to the Executive, (ii) except as set forth in Sections 8 and 9 hereof, the Executive and the Company shall thereupon each be released from all further obligations to each other, and (iii) the Executive shall be entitled to benefits as defined in
Section 4 for the remaining term of the Agreement. In the event the Executive leaves the Company other than for Good Reason, the Executive will not be entitled to severance package payouts as described above. He will be entitled to remaining vacation accrued.

8.  CONFIDENTIAL INFORMATION

         (a) The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive's employment hereunder) or use for his own account any secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, distributors, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the "Confidential Information"), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing. The term "Confidential Information" does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the medical imaging technology business. The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

         (b) The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

         (c) In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with
Section 8 of this Agreement. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information, which is legally required.

9.  RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

         (a) The Executive shall not, anywhere within North America or any other market that the Company conducts business, during his full term of employment under Section 1 hereof and for a period of one (1) year thereafter, notwithstanding any earlier termination pursuant to Section 7(b) hereof, without the prior written consent of the Company which shall not be unreasonably withheld, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) engaged in a business which is competitive with all or part of the Business of the Company. The term "Business of the Company" shall mean acquiring, developing and commercializing infrared-based functional imaging system or any other imaging technology in development or already commercialized by the Company for the diagnosis and management of a large variety of diseases including cancer and vascular disease.

         (b) The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who, at any time during the continuance of this Agreement, was an employee of the Company.

         (c) The Executive shall not, for a period of one (1) year after termination of his employment hereunder, either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company's previous, current or prospective customers, suppliers, distributors or clinical testing contractors (including, but not limited to, those customers, suppliers, distributors or clinical testing contractors with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

         (d) It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the geographical territories referred to in Section 9(a) above. The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10. REMEDIES

         (a) Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive's services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

         (b) The covenants of Section 8 shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall not be rendered void but shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations as any court of competent jurisdiction may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than
Section 8 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

11. COMPLIANCE WITH OTHER AGREEMENTS

         The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

12. WAIVERS

         The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13. BINDING EFFECT; BENEFITS

         This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets. Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

14. NOTICES

         All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address et forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

         (a) If to the Executive, to him at the address set forth in Exhibit A.

             and

         (b) If to the Company, to it at:

             OmniCorder Technologies, Inc.
             125 Wilber Place, Suite 120
             Bohemia, New York  11716
             Attention:  Michael A. Davis, M.D., D.Sc.

15. MISCELLANEOUS

         (a) This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof; provided, however, the provisions of the Company's stock option plan, as amended or restated from time to time, will apply to stock options awarded to the Executive, except to the extent such provisions are explicitly contradicted by the terms of this Agreement. This Agreement may not be changed, modified, extended or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company.

         (b) The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals of handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

         (c) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (d) All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

         (e) Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration to be conducted in New York, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association. The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive. The arbitrator 's fee will borne equally by the parties.

         The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:


----------------------------------                ------------------------------
         For the Company                                     Executive


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                   OMNICORDER TECHNOLOGIES, INC.


                                                   By: /s/
                                                       -------------------------



                                                   EXECUTIVE

                                                   -----------------------------
                                                   Name:

                     EXHIBIT A TO THE EMPLOYMENT AGREEMENT,
                     DATED AS OF FEBRUARY 28, 2005, BETWEEN
               OMNICORDER TECHNOLOGIES, INC. AND DENIS A. O'CONNOR

A.  For Section 1:

    The date referred to in Section 1 shall be March 22, 2007. The two year term shall have a one year renewal if both parties agree.

B.  For Section 2:

    The position of the Executive referred to in Section 2 shall be President and Chief Executive Officer.

C.  For Section 3(a):

    The annual rate referred to in Section 3(a) shall be Two Hundred Twenty Five Thousand Dollars and 00/100 ($225,000.00).

D.  For Section 3(b):

    In addition to the compensation referred to in Section 3(a), the Company shall also pay or grant to the Executive:

    o Upon commencement of employment, 27,000 stock options with a $1.00 per share exercise price that are fully exercisable at the grant date.

    o Upon commencement of employment, 825,000 stock options with a $1.00 per share exercise price that will become exercisable in 3 equal installments on the first, second and third anniversary of the grant date.

    o A soon as practical after approval by the Company's shareholders of the grant of additional options under the Company's stock option plan, 825,000 stock options with a $1.00 per share exercise price that will become exercisable in 3 equal installments on the first, second and third anniversary of the date of the Executive's commencement of employment.

    o Based upon the attainment of specified performance goals mutually agreed to by the Executive and the Board's Executive Committee, (i) up to $28,000 at the end of each of the Company's fiscal years during the term of this Agreement, and (ii) at the end of the Company's second and each subsequent fiscal year during the term of this Agreement, up to 27,000 stock options with an exercise price equal to the market price of a share of the Company's stock on the date of grant that will become exercisable in 3 equal installments on the first, second and third anniversary of the grant date. The amount of the payment and the number of options granted will be based upon the proportion of performance goals attained as determined by the Board's Compensation Committee.

    Stock options granted to the Executive under this Agreement will be subject to the terms of the Company's stock option plan. Future stock option grants will be made by the Board's Executive Committee based on the performance of the Executive.

E. In the event the Executive documents that DOBI Medical has withheld and intends not to pay the Executives 2004 bonus ($55,000), the Company will pay one half ($27,500) immediately and one half ($27,500) by the end of 2005. $55,000 is the Company's maximum liability for assistance in the Executive's transition from DOBI Medical to the Company. In the event that DOBI Medical pays all or part of the Executives 2004 bonus, the Company will be liable for difference between $55,000 and the amount paid to the Executive by DOBI Medical.

F. The Company will be responsible for all legal fees related the transition of the Executive

G.  For Section 5:

    The length of vacation referred to in Section 5 shall be four (4) weeks. The Executive shall be entitled to up to 10 days of paid sick leave and 2 paid personal days in each year of employment. Paid sick days not taken shall be carried forward from the calendar year to a maximum of 20 days. Personal days shall not be carried forward.

F.  For Section 14:

    The address of the Executive referred to in Section 14 shall be:

                                7 Post Oak Court
                            Hamburg, New Jersey 07419